Exhibit 10.2

Portions of this exhibit, indicated by [*****], have been omitted because they are both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

STABLECOIN ECOSYSTEM AGREEMENT

This STABLECOIN ECOSYSTEM AGREEMENT (“Ecosystem Agreement”) is made and entered into as of November 14, 2024, by and between Coinbase Global, Inc., a Delaware corporation (“Coinbase”), and Circle Internet Financial, LLC, a Delaware limited liability company (“Circle”).

RECITALS

A. The Parties are parties to that certain Collaboration Agreement dated August 18, 2023 (the “Collaboration Agreement”). Capitalized terms used and not defined herein or in any exhibits or schedules hereto shall have the meanings set forth in the Collaboration Agreement.

B. The Collaboration Agreement sets forth arrangements for certain Collaboration Payments to be made by an Issuer Party to a Reseller Party with respect to interest or dividend income and realized gains or losses accrued on such day in respect of the Reserves Base and Capital Reserves.

C. The Parties desire to enter into one or more arrangements to provide incentives to certain approved Ecosystem Participants to increase the circulation of Applicable Stablecoins, improve liquidity and drive growth in Applicable Stablecoins in circulation. In connection therewith, the Parties desire to enter into this Ecosystem Agreement to supplement the Collaboration Payment provisions set forth in Section 4 of the Collaboration Agreement with respect to Applicable Stablecoins upon a Party’s entry into one or more agreements with certain approved Ecosystem Participants. Nothing in this Ecosystem Agreement is intended to modify the rights or obligations set forth in the Collaboration Agreement between the Parties beyond the calculation of the Collaboration Payment provisions set forth in Section 4 of the Collaboration Agreement. The termination of this Ecosystem Agreement or any Schedule hereto has no effect on the Collaboration Agreement beyond such payment amounts.

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties and covenants set forth herein, the Parties agree as follows:

1. Approval of Ecosystem Participants.

1.1. Eligibility.

Either Party may propose one or more Ecosystem Participants to be included in the arrangements set forth herein, provided that any such Ecosystem Participant meets the jurisdictional eligibility criteria set forth in Section I of Exhibit 1 hereto. An Ecosystem Participant that is approved in writing by an authorized officer of each Party for inclusion in the arrangements set forth herein shall be referred to herein as an “Approved Participant,” and such Approved Participant together with its Affiliates, an “Approved Group.” Prior to the inclusion of any Ecosystem Participant in the arrangements set forth herein, the Parties shall agree in writing, using the form attached as Exhibit 2, on (i) the portion of the Residual Payment Base with respect to the relevant Applicable

Stablecoin(s) that such Ecosystem Participant will be eligible to receive upon becoming an Approved Participant (the “Residual Portion”), and (ii) the undertakings to be required of such Ecosystem Participant upon becoming an Approved Participant and the members of its Approved Group as a condition to receiving the Residual Portion or otherwise (such agreement between Coinbase and Circle, an “Approved Participant Schedule”).

1.2. Diligence.

(a) Prior to the Parties’ entry into an Approved Participant Schedule with respect to a proposed Ecosystem Participant, the Party proposing the inclusion of such Ecosystem Participant in the arrangements set forth herein (the “Contracting Party”, and such other Party, the “Non-Contracting Party”) shall conduct diligence of such Ecosystem Participant and shall discuss with the Non-Contracting Party the diligence conducted by the Contracting Party and the findings thereof relating to such Ecosystem Participant and its Affiliates (the “Diligence”), which discussion shall exclude any competitively sensitive information or otherwise privileged information, but which Diligence shall include a review meeting the requirements set forth in Section II of Exhibit 1 hereto with respect to such Ecosystem Participant and its Affiliates. [*****].

(b) Promptly (and in any event, no later than [*****], unless otherwise mutually agreed by the Parties in writing) following the completion of the Contracting Party’s Diligence, the Contracting Party shall provide [*****] and coordinate a meeting with the Non-Contracting Party (the “Diligence Meeting”), which Diligence Meeting shall convey a discussion of [*****]. Upon reasonable request of the Non-Contracting Party, the Contracting Party shall (i) coordinate any follow-up Diligence meetings as necessary and appropriate on an as-needed basis and (ii) provide to the Non-Contracting Party copies of any source material of the Ecosystem Participant and its Affiliates reviewed by the Contracting Party in connection with the Diligence, which shall not include any privileged or non-material competitively sensitive information ([*****]); provided that upon such request by the Non-Contracting Party, the Contracting Party shall obtain the Ecosystem Participant’s agreement and the Parties shall discuss in good faith an agreed-upon process for ensuring the Non-Contracting Party’s access to such source materials in compliance with Applicable Law (including, for the sake of clarity and without limitation, review of such source materials by a “clean team” or by external counsel to the Non-Contracting Party on a “legal review only” basis).

1.3. Process for Approval of Ecosystem Participants.

(a) The Contracting Party shall submit to the Non-Contracting Party a draft Approved Participant Schedule containing the proposed terms to be applicable to the relevant proposed Ecosystem Participant, which terms the Parties shall negotiate in good faith, along with a draft of the agreement between the Contracting Party and the proposed Ecosystem Participant (the “Approved Participant Agreement”). The Contracting Party’s entry into the Approved Participant Agreement and any amendments thereto shall be subject to the Non-Contracting Party’s prior written approval.

(b) The Non-Contracting Party shall have the right, in its sole and absolute discretion, to decide whether to approve a proposed Ecosystem Participant and its Affiliates for inclusion in the arrangements set forth herein, including whether to approve the relevant Approved Participant Agreement and the Approved Participant Schedule. As a condition to such approval and entry into the applicable Approved Participant Schedule, immediately prior to entry into such schedule, the Contracting Party will deliver [*****].

(c) Unless otherwise mutually agreed by the Parties, the term of any Approved Participant Schedule shall continue until the expiration or termination of the applicable Approved Participant Agreement (including any survival periods, to the extent applicable), unless a Withdrawal has been effected by the Non-Contracting Party pursuant to Section 2.1. For the avoidance of doubt, the extension of the term of an Approved Participant Agreement for which the provisions of Section 3 of this Ecosystem Agreement will continue to apply requires the mutual written agreement of the Parties.

(d) For the sake of clarity, each Party shall remain free to enter into incentive arrangements with respect to USDC and other Applicable Stablecoins with third parties that are not Approved Participants or with parties that are Approved Participants but which arrangements are not subject to this Ecosystem Agreement or the terms hereof (“Other Participants”), but the provisions of Section 3 shall not apply to such arrangements, and for the avoidance of doubt such Other Participants shall not be deemed Ecosystem Participants under the provisions of the Collaboration Agreement or this Ecosystem Agreement by virtue of such arrangements.

1.4. Provisions Related to Approved Participants.

(a) Unless (x) the Non-Contracting Party has separately approved in writing an Approved Participant Agreement that does not include or otherwise comply with such provisions or (y) otherwise mutually agreed by the Parties in the Approved Participant Schedule, the Contracting Party shall cause each Approved Participant Agreement to require the related Approved Participant to make representations and warranties with respect to the following matters (with respect to itself and its Affiliates):

(i) fundamental representations relating to such Approved Participant’s organization, valid existence and good standing (or equivalent, if applicable) under Applicable Laws, authority to enter into the transactions contemplated by such incentive agreement, compliance with its governing documents and other applicable instruments and that the transactions contemplated by such incentive agreements will not result in a violation of, or default under, any of the foregoing instruments and obligations;

(ii) the Approved Group’s compliance with Applicable Law;

(iii) the sufficiency of the Approved Group’s policies and procedures with respect to compliance with all anti-money laundering and know-your-customer requirements under Applicable Laws;

(iv) that there are no Proceedings pending or threatened by virtue of a Wells Notice or equivalent notice by a Governmental Authority against any member of the Approved Group that would have a material effect on the Approved Group or such member of the Approved Group, individually or in the aggregate;

(v) that no member of such Approved Group, nor any of their officers, directors or principals is, and that no member of such Approved Group does any business with, a Person (1) named on any of the following lists maintained by the U.S. Office of Foreign Assets Control: the Specially Designated Nationals List, the Sectoral Sanctions Identifications List and Non-SDN Iranian Sanctions List, any list of geographic territories subject to comprehensive restrictions (e.g., Cuba, Iran, Sudan, Syria, North Korea, and the Crimea, Donetsk and Luhansk regions of Ukraine), (2) named on the EU Consolidated List, the UK HM Treasury Consolidated List, the Consolidated United Nations Security Council Sanctions List or any other sanctions list(s) under any sanctions regime(s) applicable to the Approved Group, (3) which resides or transacts in, or is organized under the laws of a country (A) designated as “Call to Action for Countermeasures” by the Financial Action Task Force, or (B) designated as warranting USA PATRIOT Act Section 311 “special measures” (collectively, “Sanctions”);

(vi) that no member of such Approved Group, nor any of their officers, directors or principals is, and that no member of such Approved Group does any business with, a Person (1) which operates under an offshore banking license that prohibits such Person from conducting banking activities with the citizens of, or with the local currency of, the country that issued the license, or

(2) which is a “foreign shell bank” as such term is defined in the USA PATRIOT Act;

(vii) that no petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors or the appointment of a custodian, receiver, trustee (or other similar official), or the assignment for the benefit of creditors or any other action in furtherance of any of the foregoing has been initiated, or filed with respect to any member of the Applicable Group; and

(viii) any other representations and warranties that are necessary, desirable or appropriate to include based on the Contracting Party’s Diligence investigation and following good faith consultation with the Non-Contracting Party.

(b) Unless (x) the Non-Contracting Party has separately approved an Approved Participant Agreement that does not include or otherwise comply with such provisions or (y) otherwise mutually agreed by the Parties in the Approved Participant Schedule, the Contracting Party shall cause each Approved Participant Agreement to require the related Approved Participant to comply, and to cause its Affiliates to comply, with the following provisions:

(i) A requirement to comply with Applicable Laws in all respects, including without limitation a requirement for each Approved Group member to refrain from offering products or services to users in any jurisdiction where such Person does not have a required license, registration or authorization;

(ii) A requirement to notify the Contracting Party of any Proceeding instituted against any member of such Approved Group (x) initiated by a Governmental Authority or (y) involving an amount that is or was otherwise material to the business or financial condition of the applicable member of the Approved Group (or to the Approved Group as a whole), individually or in the aggregate;

(iii) To the extent permitted by Applicable Law, a requirement to notify the Contracting Party if any member of such Approved Group has become subject to any order, agreement, directive, judgment, decision, decree, injunction, ruling, settlement agreement, stipulation, writ or assessment of any Governmental Authority (solely for purposes of this Ecosystem Agreement and for the avoidance of doubt, without impacting such definition as defined and used in the Collaboration Agreement, an “Order”) directed specifically to such member or to the Approved Group as a whole that relates to the Applicable Stablecoin or that is material to such Approved Participant Group’s products or services that directly support the Applicable Stablecoin;

(iv) A requirement to notify the Contracting Party of any member of the Approved Group’s loss of any license, registration or authorization from any Governmental Authority that relates to its performance of its obligations under the Approved Participant Agreement;

(v) A requirement to notify the Contracting Party if any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors or the appointment of a custodian, receiver, trustee (or other similar official), or the assignment for the benefit of creditors or any other action in furtherance of any of the foregoing has been initiated, filed with respect to any member of the Applicable Group;

(vi) A requirement to maintain policies and procedures related to listing of digital assets, trading practices (including policies and procedures for monitoring and preventing manipulative activity), diligence and onboarding of customers; compliance with Applicable Laws relating to Sanctions, data privacy and the laws agreed to in the Approved Participant Agreement; as well as a requirement to notify the Contracting Party of any material changes to such policies and procedures;

(vii) A requirement to notify the Contracting Party of any actual breach or compromise of the security, confidentiality, or integrity of any personal data or other confidential information (including private keys) held by or on behalf of the Approved Group or any member thereof, or any of the information technology systems of the Approved Group or any member thereof, including any circumstance pursuant to which Applicable Law requires notification of such breach to be given to affected individuals or Governmental Authorities, and in each case, that either (x) causes a material disruption or interruption in the business of the Approved Group (or any member thereof) in excess of [*****] (or other duration as may be mutually agreed by the Parties pursuant to the Approved Participant Schedule), or (y) is likely to cause a material and adverse effect on the Approved Group’s business as a whole;

(viii) A carve-out to any confidentiality obligations therein, allowing the Contracting Party to share information received from such Approved Participant or any member of the Approved Group with the Non-Contracting Party, subject in all cases to confidentiality provisions at least as protective as those set forth in the Collaboration Agreement and other customary carve-outs to confidentiality obligations (e.g., legally compelled disclosure or disclosure required by the Contracting Party’s banking partners); and

(ix) A right granted to the Contracting Party to audit the Approved Group at least once per calendar year with respect to the matters agreed in the Approved Participant Agreement, which may include, by way of example only, the satisfaction of Approved Participant promotional obligations, payment matters and the matters set forth in Section II of Exhibit 1 hereto (the “Audit Right”), including the option to engage an independent firm to conduct any such audit (subject to the reimbursement provisions set forth in Section 1.4(d) below).

(c) At all times while an Approved Participant Schedule remains in effect, the Contracting Party with respect to such Approved Participant shall provide notice to the Non-Contracting Party of (i) any matter for which the Contracting Party received notice from or sends notice to the Approved Group (x) in connection with the obligations set forth in Section 1.4(b) or (y) pursuant to the notice provisions in the relevant Approved Participant Agreement, including without limitation, notices related to the occurrence of events that give rise to either the Contracting Party or Approved Participant’s right to terminate the relevant Approved Participant Agreement, (ii) the matters set forth in Section III of Exhibit 1 hereto and (iii) any findings by the Contracting Party in connection with an exercise of its Audit Right, in each case on an ongoing basis and as promptly as practicable upon receipt (and in any event, within [*****] of receipt) by the Contracting Party of such information or notice. The Contracting Party shall at all times provide the Non-Contracting Party with all additional information reasonably requested by the Non-Contracting Party regarding the applicable Approved Group; provided that (1) upon such request by the Non-Contracting Party, the Parties shall discuss in good faith an agreed-upon process for ensuring the Non-Contracting Party’s access to such materials is in compliance with Applicable Law (including, for the sake of clarity and without limitation, review of such source materials by a “clean team” or by external counsel to the Non-Contracting Party on a “legal review only” basis), (2) this provision does not require disclosure of information the sharing of which is prohibited by law, and (3) competitively sensitive information may be provided only to external counsel of the Non-Contracting Party on a “legal review only” basis.

(d) The Non-Contracting Party shall have the right to require the Contracting Party’s exercise of the Audit Right pursuant to Section 1.4(b)(ix). The Non-Contracting Party shall also have the right to require the Contracting Party’s exercise of the Audit Right pursuant to Section 1.4(b)(ix) to be conducted by an independent firm, in which case the Contracting Party shall engage a reputable auditing firm reasonably acceptable to [*****] and shall make commercially reasonable efforts to begin such audit within [*****] from the Non-Contracting Party’s request, and in all events, shall begin such audit within [*****] from the Non-Contracting Party’s request. Where the Audit Right is conducted by an independent auditor in accordance with this provision or Section 1.4(b)(ix), [*****]. The Parties acknowledge and agree that any breach by the Contracting Party of its obligations to exercise the Audit Right under this Ecosystem Agreement shall irreparably harm the Non-Contracting Party, notwithstanding the availability of any monetary damages, and that the Non-Contracting Party shall be entitled, in addition to any other remedies or relief permitted herein, to specific performance or any other equitable remedy (including a temporary restraining order) to enforce the Contracting Party’s obligations to exercise the Audit Right; provided that the Non-Contracting Party has provided the Contracting Party notice of such breach and has given the Contracting Party a [*****] cure period.

1.5. Ongoing Diligence. The Contracting Party shall comply with the ongoing Diligence obligations set forth in Section III of Exhibit 1 hereto.

2. Withdrawal of Approval.

2.1. Circumstances in which Withdrawal is Permitted.

(a) The Non-Contracting Party may, in its sole and absolute discretion, withdraw its entry into an Approved Participant Schedule (a “Withdrawal”) in the following circumstances (each, a “Withdrawal Event”), unless the Non-Contracting Party has separately agreed otherwise in an Approved Participant Schedule that expressly states which of the following Section 2.1(a) provisions shall apply mutatis mutandis and which will be superseded, in each case, by express reference in the relevant Approved Participant Schedule to the corresponding provisions of this Section 2.1(a):

(i) Upon a material breach by such Approved Participant of its Approved Participant Agreement with the Contracting Party (including, for the avoidance of doubt, the occurrence of any event that gives rise to the Contracting Party’s right to terminate the Approved Participant Agreement, subject to any cure periods set forth therein, if applicable, which will be deemed to be a material breach), which breach (if curable) has not been cured by such Approved Participant within [*****] (or such other agreed cure period, if any, set forth in the Approved Participant Agreement) following the Contracting Party’s written notice to such Approved Participant of such breach; provided that in the event the Contracting Party fails to promptly notify the Approved Participant of such breach within [*****] following the Contracting Party’s first becoming aware of such breach, the Non-Contracting Party shall be permitted to withdraw its approval of such Approved Participant retroactively with such withdrawal effective as of the date which is [*****] (or such other agreed cure period set forth in the Approved Participant Agreement) following such Approved Participant’s breach;

(ii) Subject to any cure provisions agreed to within the Approved Participant Agreement, upon the commencement of any new Proceeding or adverse finding and/or holding in an existing Proceeding by a Governmental Authority following the date of this Ecosystem Agreement against: (a) any member of such Approved Group that (x) is or would reasonably be expected to be material and adverse to the Approved Group or any member thereof or (y) relates to the Approved Participant Agreement, or (b) the Contracting Party or the Non-Contracting Party that (x) is or would reasonably be expected to be material and adverse to the Contracting Party or the Non-Contracting Party, as applicable or (y) relates to the relevant Approved Participant Agreement;

(iii) Subject to any cure provisions agreed to within the Approved Participant Agreement, upon the determination that any member of such Approved Group has violated any Applicable Law in a manner that is material and adverse to the Approved Group’s business taken as a whole or to the Contracting Party or to the relevant Applicable Stablecoin ecosystem;

(iv) Upon (a) the filing of a voluntary petition in bankruptcy or other insolvency proceeding by any member of such Approved Group, (b) the entry of an order for relief by any court in bankruptcy or other insolvency proceeding by any member of such Approved Group, (c) a general assignment by any member of such Approved Group for the benefit of creditors, (d) the appointment of a receiver, trustee, liquidator, custodian or similar official with respect to any member of such Approved Group or its property, or (e) the filing of an involuntary petition in bankruptcy or other insolvency proceeding against any member of such Approved Group;

(v) Upon occurrence of any actual breach or compromise of the security, confidentiality, or integrity of any personal data or other confidential information (including private keys) held by or on behalf of any member of the Approved Group, or any of the information technology systems of any member of such Approved Group, including any circumstance pursuant to which Applicable Law requires notification of such breach to be given to affected individuals or Governmental Authorities, and in each case, that either (x) causes a material disruption or interruption in the Approved Group’s business or services in excess of [*****] (or other duration as may be mutually agreed by the Parties pursuant to the relevant Approved Participant Schedule), or (y) is likely to cause a material and adverse effect on Approved Group’s business as a whole;

(vi) Based on (1) information that becomes public or known to the Non-Contracting Party or events that occur following the Parties’ entry into the Approved Participant Schedule and (2) the advice of a law firm of recognized international standing, that Approved Group or any member thereof would reasonably be expected to cause material legal, regulatory, or compliance harm to the relevant Applicable Stablecoin ecosystem or the Contracting Party’s business as a whole, including that the Approved Group or a member thereof has failed to implement or comply with applicable anti-money laundering and/or know-your-customer procedures or policies;

(vii) Upon the occurrence and continuation of a Force Majeure (as defined in the Approved Participant Agreement); provided that if the relevant Approved Participant Agreement specifies a period for the Force Majeure, the Non-Contracting Party may Withdraw only if the Force Majeure exceeds such period;

(viii) Upon the termination of the relevant Approved Participant Agreement due to a disagreement or dispute between the Contracting Party and the Approved Participant relating to Approved Participant payment terms, subject to any ongoing obligations, including payment obligations, of the Parties during any applicable survival period under the Approved Participant Agreement;

(ix) Upon the entry by the Contracting Party and Approved Group or a member thereof into any instrument that modifies, amends or supplements the applicable Approved Participant Agreement that has not been previously approved in writing by the Non-Contracting Party; or

(x) Upon the delivery of a termination notice by either the Contracting Party or the Approved Group (or a member thereof) of the Approved Participant Agreement terminating any survival period under the Approved Participant Agreement, subject to any prior notice of termination requirements set forth therein solely in the case of a termination of the Approved Participant Agreement for convenience. For the avoidance of doubt, the Non-Contracting Party may effect a Withdrawal upon the termination of a survival period under the Approved Participant Agreement in the event of termination for any reason other than a termination for convenience.

In each case of [*****], the Non-Contracting Party shall notify the Contracting Party in writing that it intends to effect a Withdrawal, and shall consult and discuss with the Contracting Party in good faith for [*****] prior to the Non-Contracting Party effecting such Withdrawal. In each case of [*****], and subject to the applicable consultation rights described in the preceding sentence, the Non-Contracting Party shall have the right to make its own determination as to whether a Withdrawal Event has occurred and/or whether a cure has been effected, if applicable, and even if the Contracting Party waives the applicable termination right and/or the applicable cure period, with respect to the Approved Participant under the Approved Participant Agreement, the Non-Contracting Party shall retain its Withdrawal right notwithstanding the Contracting Party’s waiver.

(b) In addition to the foregoing, any right that the Contracting Party has to terminate the Approved Participant Agreement (including any survival period thereunder) for convenience shall inure to the Non-Contracting Party (who shall have the right to Withdraw under the same conditions as the Contracting Party has to terminate for convenience under the Approved Participant Agreement), but solely to the extent such exercise of the termination for convenience is in accordance with the Approved Participant Agreement and, if applicable in accordance with Section 2.2(a), any ongoing payment obligations or liabilities provided therein will continue in full force and effect during the applicable survival period notwithstanding anything to the contrary herein. For the avoidance of doubt, the Non-Contracting Party’s Withdrawal right, other than for a termination for convenience, shall continue to apply during any such survival period.

(c) The Contracting Party shall notify the Non-Contracting Party of the occurrence of any facts or circumstances that are reasonably likely to result in a Withdrawal Event with respect to any of such Contracting Party’s Approved Participants within [*****] of the time when the Contracting Party knows, or reasonably should have known through the exercise of reasonable diligence (including through exercise of the Audit Right [*****] and through undertaking the diligence specified in Exhibit 1) of the occurrence of such facts or circumstances; provided that knowledge shall not be imputed if the Contracting Party has used reasonable efforts to obtain information and such information has been withheld by the Approved Participant.

2.2. Survival of Approved Participant Agreement; Termination of Approved Participant Agreement and Effect of Withdrawal.

(a) In the event of a termination of an Approved Participant Agreement for convenience where payment and certain promotion, product or other obligation provisions survive such termination in accordance with the terms thereof, Section 3 of this Ecosystem Agreement shall continue to apply with respect to payments to the relevant Approved Participant for the “Survival Period” specified in the relevant Approved Participant Schedule. If such survival period is terminated for cause pursuant to the terms of the Approved Participant Agreement, Section 2.2(b) shall apply. For the avoidance of doubt, the Non-Contracting Party’s Withdrawal rights, other than for Withdrawal for convenience, shall continue to apply during any such survival period.

(b) Upon the termination of an Approved Participant Agreement and any survival periods thereunder, (i) the related Approved Participant Schedule with respect to such Approved Participant shall immediately and automatically terminate and be of no further force or effect and (ii) the provisions of Section 3 shall no longer apply to any payments made by the Contracting Party to the related Approved Participant, and no further deductions will be made from the Residual Payment Base on respect of an Applicable Stablecoin held by such Approved Group or any member thereof.

(c) Upon the effectiveness of a Withdrawal with respect to any Approved Participant, subject to the Non-Contracting Party’s observance of and compliance with any survival period obligations applicable to the Non-Contracting Party in the event of a Withdrawal for convenience pursuant to Section 2.1(b), (i) the provisions of Section 3 shall no longer apply to any payments made by the Contracting Party to the related Approved Participant, and no further deductions will be made from the Residual Payment Base in respect of an Applicable Stablecoin held by such Approved Group or any member thereof, unless for payments for periods prior to Withdrawal, and (ii) the Approved Participant Schedule with respect to such Approved Participant shall terminate and be of no further force or effect.

2.3. Termination of this Ecosystem Agreement.

This Ecosystem Agreement shall terminate upon the earlier of: (a) mutual written agreement of the Parties; or (b) such time as no further amounts are payable under the Collaboration Agreement with respect to all Applicable Stablecoins and all relevant cure periods set forth in Sections 3.2(c) and (d) of the Collaboration Agreement have expired. In addition to the foregoing, either Party may terminate this Ecosystem Agreement immediately upon written notice to the other Party if such other Party or a representative thereof issues any public communication or any written communication to any Governmental Authority (including, for the avoidance of doubt, the U.S. Securities and Exchange Commission), whether such communication is public or private, stating, acknowledging, agreeing, or conceding that USDC and/or related incentives or returns programs funded in connection with this Ecosystem Agreement (“Returns”) at any time constituted or involved or currently constitute or involve an offer or sale of securities required to be made pursuant to registration under the Securities Act or an exemption therefrom (including, but not limited to, Regulation D or Regulation S, each under the Securities Act) (a “Securities-Related Communication”); provided, however, that such termination right shall be deemed not to apply solely where a Securities-Related Communication states that USDC and/or Returns, as relevant, were or are structured in a manner that would comply with an exemption from the registration requirements under the Securities Act if such requirements applied (even though the Party making such Securities-Related Communication may reasonably believe that such requirements did not ever and do not currently apply), so long as: (x) the communication expressly states that such Party believes that USDC and/or Returns, as relevant, did not at any time and do not currently constitute or involve the offer or sales of securities, and (y) the Party makes the communication only after (i) providing the other Party with a reasonable opportunity to review and comment on the communication (in no event [*****], and (ii) obtaining the written consent of the other Party, which shall not be unreasonably withheld, and in any event such written consent or notice of the withholding of such written consent shall be provided by such other Party within such [*****] period. After making a Securities-Related Communication, the communicating Party shall notify the other Party within [*****] of any such communication; provided that [*****]. For the sake of clarity, no termination of this Ecosystem Agreement shall cause the Collaboration Agreement to terminate.

3. Supplement to Collaboration Payments.

3.1. Payment Terms.

(a) Coinbase and Circle shall negotiate in good faith and agree upon the amounts of the Residual Payment Base with respect to each relevant Applicable Stablecoin to which each Approved Participant is entitled and, for so long as the related Approved Participant Schedule is in effect, amounts payable to such Approved Participant based on an invoice agreed by the Contracting Party and the relevant Approved Participant and shared with the Non-Contracting Party (such amount payable, such Approved Participant’s “Approved Participant Economics Amount”) shall be deducted from the Residual Payment Base with respect to each relevant Applicable Stablecoin for such Applicable Month prior to allocation of the respective Ecosystem Economics Amounts to each Party, notwithstanding anything to the contrary in Section 4.5(b) of the Collaboration Agreement. For the avoidance of doubt, the Non-Contracting Party shall have the right to dispute any such invoice pursuant to the dispute resolution provisions of the Collaboration Agreement. Such agreement, including the level of each relevant Applicable Stablecoin held as a Party Product Stablecoin as of the date of the Approved Participant Schedule, if applicable, shall be documented in an Approved Participant Schedule.

(b) Where Coinbase is the Contracting Party with respect to any Approved Participant, Circle, or one of its Affiliates, shall pay the Approved Participant Economics Amount for such Approved Participant (based on an invoice agreed by the Contracting Party and the relevant Approved Participant and shared with the Non-Contracting Party) with respect to each Applicable Month to Coinbase at the same time as Circle is required to make the Collaboration Payment to Coinbase with respect to such Applicable Month; provided, however that nothing herein requires Coinbase to pay the Approved Participant Economics Amount to the Approved Participant prior to Coinbase’s receipt of such amount from Circle. For the avoidance of doubt, the Non-Contracting Party shall have the right to dispute any such invoice pursuant to the dispute resolution provisions of the Collaboration Agreement. Such agreement, including the level of each relevant Applicable Stablecoin held as a Party Product Stablecoin as of the date of the Approved Participant Schedule, if applicable, shall be documented in an Approved Participant Schedule.

(c) By way of example only: [*****].

3.2. Calculation of Approved Participant Economics Amounts.

(a) The Approved Participant Economics Amount for a given Approved Participant shall be calculated as set forth in the relevant Approved Participant Schedule, which shall be mutually agreed by the Parties. Such Approved Participant Schedule shall include a means for determining the level of each type of Applicable Stablecoin held in the products and services of the relevant Approved Group that will be taken into account in determining such Approved Participant’s Approved Participant Economics Amount and set forth in the relevant Approved Participant Schedule (“Approved Participant Product Stablecoins”). For the avoidance of doubt, nothing in this Ecosystem Agreement modifies “Party Product Stablecoins” as defined in the Collaboration Agreement with respect to the Parties.

(b) Each Approved Participant Agreement shall provide for penalties for failure to deliver necessary reporting for the Approved Participant Economics Amount accrued for any Applicable Month in excess of [*****] or as otherwise agreed between the Contracting Party and Non- Contracting Party, which shall be agreed between the Contracting Party and the Non-Contracting Party.

(c) Each Approved Participant Agreement shall provide that Approved Participant Economics Amounts shall only be payable within [*****] from the end of the Applicable Month in which such Approved Participant Economics Amount was accrued, and any amounts not so paid shall be forfeited.

(d) Unless otherwise mutually agreed by the Parties in writing, the Party Product Economics Amount for an Approved Participant shall include only the related Approved Group’s Approved Participant Product Stablecoins in excess of the amount of each relevant Applicable Stablecoin held as Approved Participant Product Stablecoins as of the date of the Approved Participant Schedule, but shall otherwise be calculated in the same manner as the Party Product Economics Amount is calculated with respect to each Party.

3.3. Information Access.

With respect to any Approved Participant, the Contracting Party shall provide to the Non-Contracting Party all information that the Contracting Party has received from the Approved Participant pursuant to the Approved Participant Agreement that is necessary to verify the Party Product Economics Amount for such Approved Participant in accordance with this Ecosystem Agreement, which information shall include the amount of Applicable Stablecoins held in or by such Approved Group’s Approved Participant Product Stablecoins for each calendar day of an Applicable Month, determined in accordance with the determination of Party Product Stablecoins as set forth in the Collaboration Agreement, and any additional information agreed by the Parties in the applicable Approved Participant Schedule.

3.4. Disputes.

In the event of a dispute between a Contracting Party and an Approved Participant arising under, or resulting from, the relevant Approved Participant Agreement between such parties (a “Dispute”), the Contracting Party shall provide prompt written notice to the Non-Contracting Party of such Dispute, which notice shall include, to the extent permitted by Applicable Law, a summary of the factual circumstances giving rise to the Dispute and copies of all written communications between the Contracting Party and the Approved Participant relating to such Dispute; provided, however, that nothing herein requires sharing of privileged information. The Contracting Party shall provide material updates regarding such Dispute to the Non-Contracting Party (including, without limitation and to the extent permitted by Applicable Law, copies of all relevant written communications between the Contracting Party and the Approved Participant that have not yet been provided to the Non-Contracting Party as of the time of such update). The Contracting Party may agree to resolve a Dispute with an Approved Participant without prior consent from the Non-Contracting Party only if: (1) the Contracting Party has provided written notice (including a reasonably detailed explanation of the proposed resolution) to the Non-Contracting Party, and (2) the Non-Contracting Party has not notified the Contracting Party, within [*****] of receiving such notice, that the Non-Contracting Party has reasonably determined that: (x) the resolution will negatively affect the Non-Contracting Party’s rights or obligations under this Ecosystem Agreement or the Collaboration Agreement (including, by way of example only, a dispute over whether an Approved Participant has breached the Approved Participant Agreement and/or cured any such breach); or (y) that the resolution will materially harm the Non-Contracting Party. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this Section 3.4 will affect the Non-Contracting Party’s right to Withdraw or terminate pursuant to Section 2. Under no circumstances shall the rights or obligations of the Parties under this Ecosystem Agreement be subject to or conditioned on any dispute-resolution procedure set forth in any Approved Participant Agreement. In the event that a Dispute is fully and finally resolved, the Contracting Party shall provide a written update to the Non-Contracting Party and the Parties may mutually agree in writing to reinstate or restart an Approved Participant Schedule for the Ecosystem Participant that was a party to the Dispute.

4. General Provisions.

4.1. Indemnification.

The Contracting Party shall indemnify, defend (or settle) and hold harmless the Non-Contracting Party, its Affiliates and its and their Representatives, in accordance with Sections 10.3(b), (c), and (d) of the Collaboration Agreement, from and against any and all Losses (including but not limited to a wrongful reduction of Collaboration Payments that would otherwise be required to have been paid to the Non-Contracting Party) related to an Approved Participant’s (or any member of its Approved Group’s) actual or alleged breach of the Approved Participant Agreement, solely to the extent that the Contracting Party has a right of recovery from the Approved Participant (whether through an indemnification right or through any other legal or equitable claim that the Contracting Party may have against the Approved Participant). The Contracting Party’s indemnification obligation to the Non-Contracting Party pursuant to this provision shall apply regardless of whether the Contracting Party actually brings a claim against the Approved Participant.

4.2. No Amendments.

Except with respect to Sections 3.1 and 3.2 of this Ecosystem Agreement, which supplement the Collaboration Payment provisions set forth in Section 4 of the Collaboration Agreement, all provisions of the Collaboration Agreement, and Circle’s and Coinbase’s respective rights and obligations thereunder, shall remain in full force and effect.

4.3. Notices.

All notices given in connection with this Ecosystem Agreement shall be given in writing in accordance with Section 12.3 of the Collaboration Agreement.

4.4. Counterparts.

This Ecosystem Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Ecosystem Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by Applicable Law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Ecosystem Agreement.

4.5. Governing Law.

This Ecosystem Agreement and all matters or disputes arising out of or in connection with this Ecosystem Agreement, the subject matter hereof or the activities of the Parties in connection with or contemplated by this Ecosystem Agreement, shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware, United States of America, without reference to any conflicts of laws provisions which would require the imposition of the laws of any other jurisdiction. Any matters or disputes arising out of or in connection with this Ecosystem Agreement, the subject matter hereof, or the activities of the Parties in connection with or contemplated by this Ecosystem Agreement shall be referred to the Dispute Escalation Procedure and, if not resolved pursuant thereto, shall be resolved in accordance with Section 12.2(b) or (c) of the Collaboration Agreement, as applicable.

4.6. Incorporation of Provisions by Reference.

Sections 8, 9 and 12 of the Collaboration Agreement are hereby incorporated herein by reference and made equally applicable to this Ecosystem Agreement, mutatis mutandis.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have duly executed this Ecosystem Agreement as of the date first written above:

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Name: Brian Armstrong
Title: Chief Executive Officer

CIRCLE INTERNET FINANCIAL, LLC

By:	/s/ Jeremy Allaire
Name: Jeremy Allaire
Title: Chief Executive Officer

Exhibit 1

Compliance Eligibility and Due Diligence

Exhibit 2

Form of Approved Participant Schedule